Exhibit 99

PFIZER REPORTS SECOND-QUARTER 2018 RESULTS

▪	Second-Quarter 2018 Revenues of $13.5 Billion, Reflecting 2% Operational Growth

▪	Second-Quarter 2018 Reported Diluted EPS(1) of $0.65, Adjusted Diluted EPS(2) of $0.81

▪	Raised 2018 Financial Guidance for Adjusted Diluted EPS(2) by $0.05 to a Range of $2.95 to $3.05

▪	Lowered Midpoint of 2018 Revenue Guidance Range by $500 Million Solely to Reflect Recent Unfavorable Changes in Foreign Exchange Rates
NEW YORK, NY, Tuesday, July 31, 2018 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2018 and raised 2018 financial guidance for Adjusted diluted EPS(2).
Results for the second quarter and first six months of 2018 and 2017(3) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2018	2017	Change	2018	2017	Change
Revenues	$ 13,466	$ 12,896	4%	$ 26,373	$ 25,675	3%
Reported Net Income(1)	3,872	3,073	26%	7,432	6,194	20%
Reported Diluted EPS(1)	0.65	0.51	28%	1.24	1.02	21%
Adjusted Income(2)	4,827	4,063	19%	9,495	8,255	15%
Adjusted Diluted EPS(2)	0.81	0.67	21%	1.58	1.36	16%

REVENUES

($ in millions)	Second-Quarter				Six Months
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 8,273	$ 7,671	8%	5%	$ 16,102	$ 15,086	7%	4%
Essential Health	5,193	5,226	(1%)	(4%)	10,271	10,590	(3%)	(7%)
Total Company	$ 13,466	$ 12,896	4%	2%	$ 26,373	$ 25,675	3%	—

On February 3, 2017, Pfizer completed the sale of its global infusion therapy net assets, Hospira Infusion Systems (HIS). Therefore, financial results for the first six months of 2018 do not reflect any contribution from legacy HIS operations, while the first six months of 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations(3).

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(4).
2018 FINANCIAL GUIDANCE(5)
Pfizer’s updated 2018 financial guidance is presented below.

•
Revenue guidance was updated solely to reflect recent unfavorable changes in foreign exchange rates in relation to the U.S. dollar from mid-April 2018 to mid-July 2018, primarily the weakening of the euro, Chinese yuan and Japanese yen.

•
Guidance for Adjusted R&D expenses(2) was updated primarily to reflect higher anticipated spend in the second half of 2018 than previously projected, largely related to our late-stage development programs.

•
Guidance for Adjusted other (income)/deductions(2) was updated primarily to reflect unrealized net gains on equity securities, one-time milestone payments from certain collaborations and out-licensing arrangements and a gain on the sale of certain compound/product rights in the first-half of 2018.

•
Guidance for the effective tax rate on Adjusted income(2),(6) was updated primarily to reflect Pfizer’s evolving understanding of the impact of the Tax Cuts and Jobs Act (“TCJA”)(6) on its business. Although these estimates continue to be subject to further analysis, interpretation and clarification of the TCJA, Pfizer’s current expectation is that this tax rate guidance will be sustainable beyond 2018.

Revenues	$53.0 to $55.0 billion
(previously $53.5 to $55.5 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.5% to 21.5%
Adjusted SI&A Expenses(2)	$14.0 to $15.0 billion
Adjusted R&D Expenses(2)	$7.7 to $8.1 billion
(previously $7.4 to $7.9 billion)
Adjusted Other (Income)/Deductions(2)	Approximately $1.0 billion of income
(previously approximately $400 million of income)
Effective Tax Rate on Adjusted Income(2),(6)	Approximately 16.0%
(previously approximately 17.0%)
Adjusted Diluted EPS(2)	$2.95 to $3.05
(previously $2.90 to $3.00)

Financial guidance for Adjusted diluted EPS(2) reflects share repurchases totaling approximately $6.1 billion already completed in 2018. Dilution related to share-based employee compensation programs is expected to offset by approximately half the reduction in shares associated with these share repurchases.

CAPITAL ALLOCATION

▪	During the first six months of 2018, Pfizer returned $10.1 billion directly to shareholders, through a combination of:

–	$4.0 billion of dividends, composed of $0.34 per share of common stock in each of the first and second quarters of 2018; and

–	$6.1 billion of share repurchases, composed of $2.1 billion of open-market share repurchases in first-quarter 2018 and a $4.0 billion accelerated share repurchase agreement executed in March 2018.

▪	As of July 31, 2018, Pfizer’s remaining share repurchase authorization was $10.3 billion.
EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “We reported solid second-quarter 2018 financial results, with total company revenues up 2% operationally, driven by the continued growth of key brands such as Eliquis, Ibrance and Xeljanz, as well as biosimilars and emerging markets. The performance of these growth drivers was partially offset by product losses of exclusivity, a decline in legacy Established Products in developed markets and ongoing legacy Hospira supply shortages.
“Regarding our investment in innovation, we continue to advance our pipeline, which we believe currently has the largest and most promising array of late-stage prospects it has had in decades. We are looking ahead to several potential near-term opportunities in core therapeutic areas, and continue to see the potential for approximately 25-30 approvals through 2022, of which up to 15 have the potential to be blockbusters. We continue to believe our pipeline positions us to deliver life-changing medicines to patients while enhancing shareholder value.
“In addition, we recently announced a new organizational structure. The new structure is a natural evolution of our business as we transition to a period post-2020 where we expect a higher and more sustained revenue growth profile driven by this new structure, the ongoing success of our in-market products, our advancing pipeline and a dramatic reduction in loss of exclusivity impacts,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “I am pleased with our results over the first-half of 2018, which keep us on track to deliver a solid financial performance this year. We are raising our 2018 guidance range for Adjusted diluted EPS(2), which at the midpoint implies 13% growth compared to last year. Additionally, in the first half of 2018, we returned $10.1 billion directly to shareholders through dividends and share repurchases, demonstrating our continued commitment to returning capital to our shareholders.”

QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2018 vs. Second-Quarter 2017)
Second-quarter 2018 revenues totaled $13.5 billion, an increase of $570 million, or 4%, compared to the prior-year quarter, reflecting the favorable impact of foreign exchange of $377 million, or 3%, and operational growth of $194 million, or 2%.
Innovative Health (IH) Highlights

▪
IH revenues increased 5% operationally in second-quarter 2018, primarily driven by continued growth from key brands including Eliquis, Ibrance and Xeljanz globally, Prevnar 13/Prevenar 13 primarily in emerging markets and the U.S., as well as Xtandi in the U.S. Operational revenue growth for Eliquis, Ibrance, Xeljanz and Xtandi was 42%, 19%, 37% and 21%, respectively.

▪
Second-quarter 2018 IH operational revenue growth was negatively impacted primarily by the loss of exclusivity of Viagra in the U.S. in December 2017 and the resulting shift in the reporting of Viagra revenues in the U.S. and Canada to the Essential Health business at the beginning of 2018(3). IH operational revenue growth was also negatively impacted by lower revenues for Enbrel in most developed Europe markets due to continued biosimilar competition.

▪	Global Prevnar 13/Prevenar 13 revenues increased 7% operationally in second-quarter 2018.

–
Prevenar 13 revenues in international markets increased 8% operationally, primarily due to the overall favorable impact of timing associated with government purchases for the pediatric indication in certain emerging markets compared with the prior-year quarter, as well as the launch of the pediatric indication in China in the second quarter of 2017.

–
In the U.S., Prevnar 13 revenues increased 6%, primarily due to higher government purchases in second-quarter 2018 compared to second-quarter 2017 for the pediatric indication, partially offset by the continued decline in revenues for the adult indication due to a smaller remaining “catch up” opportunity compared to the prior-year quarter.

Essential Health (EH) Highlights

▪	Second-quarter 2018 EH revenues declined 4% operationally, negatively impacted primarily by:

–	a 12% operational decline in the Legacy Established Products portfolio in developed markets;

–	a 17% operational decline in the Sterile Injectable Pharmaceuticals portfolio in developed markets, primarily due to continued legacy Hospira product shortages in the U.S.; and

–
an 11% operational decline in the Peri-LOE Products portfolio in developed markets, primarily due to expected declines in Lyrica in developed Europe, partially offset by the addition of Viagra revenues from the U.S. and Canada that were previously recorded in the IH business, partially offset by:

–	10% operational growth in emerging markets, reflecting growth across all portfolios; and

–	44% operational growth from Biosimilars, primarily from Inflectra in certain channels in the U.S. as well as in developed Europe.
GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 2,916	$ 2,660	10%	5%	$ 5,479	$ 5,128	7%	—
Percent of Revenues	21.7%	20.6%	N/A	N/A	20.8%	20.0%	N/A	N/A
SI&A Expenses(1)	3,542	3,430	3%	1%	6,954	6,745	3%	—
R&D Expenses(1)	1,797	1,787	1%	—	3,540	3,502	1%	—
Total	$ 8,255	$ 7,877	5%	2%	$ 15,973	$ 15,375	4%	—

Other (Income)/Deductions––net(1)	($551)	($ 75)	*	*	($728)	($ 14)	*	*
Effective Tax Rate on Reported Income(1),(6)	14.3%	19.4%			13.9%	20.1%

* Indicates calculation not meaningful or result is equal to or greater than 100%.
Pfizer recorded higher other income––net(1) in second-quarter 2018 compared with the prior-year quarter, primarily due to:

▪
unrealized net gains on equity securities, primarily from gains on shares of ICU Medical, Inc. stock held by Pfizer that was received as part of the consideration for the sale of HIS net assets (the recording of these unrealized net gains on equity securities reflects the adoption of a new accounting standard in first-quarter 2018; prior to the adoption of the new standard, net unrealized gains and losses on virtually all equity securities with readily determinable fair values were reported in Accumulated other comprehensive income);

▪	higher income from collaborations, out-licensing arrangements and sale of compound/product rights; and

▪	lower charges for certain legal matters, primarily reflecting the reversal of a legal accrual in second-quarter 2018 where a loss was no longer deemed probable.

Pfizer’s effective tax rate on Reported income(1) for second-quarter 2018 was favorably impacted by the December 2017 enactment of the TCJA(6).
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,876	$ 2,592	11%	6%	$ 5,413	$ 5,024	8%	—
Percent of Revenues	21.4%	20.1%	N/A	N/A	20.5%	19.6%	N/A	N/A
Adjusted SI&A Expenses(2)	3,507	3,390	3%	1%	6,793	6,685	2%	(1%)
Adjusted R&D Expenses(2)	1,789	1,777	1%	—	3,528	3,490	1%	—
Total	$ 8,173	$ 7,759	5%	2%	$ 15,733	$ 15,199	4%	—

Adjusted Other (Income)/Deductions––net(2)	($519)	($179)	*	*	($841)	($279)	*	*
Effective Tax Rate on Adjusted Income(2),(6)	15.8%	22.9%			16.1%	22.6%

* Indicates calculation not meaningful or result is equal to or greater than 100%.
Pfizer’s effective tax rate on Adjusted income(2) for second-quarter 2018 was favorably impacted by the aforementioned December 2017 enactment of the TCJA(6).
Second-quarter 2018 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 85 million shares compared to the prior-year quarter primarily due to Pfizer’s ongoing share repurchase program, reflecting the impact of share repurchases during first-quarter 2018, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 21 of this press release.
RECENT NOTABLE DEVELOPMENTS (Since May 1, 2018)
Product Developments

▪
Bavencio (avelumab) and talazoparib -- In July 2018, the first patient was enrolled in the Phase 3 JAVELIN Ovarian PARP trial evaluating avelumab in combination with talazoparib in patients with previously untreated advanced ovarian cancer. JAVELIN Ovarian PARP is an open-label, international, multi-center, randomized study designed to evaluate the efficacy and safety of avelumab in combination with chemotherapy followed by maintenance therapy of avelumab in combination with talazoparib in treatment naïve patients with locally advanced or metastatic ovarian cancer (Stage III or Stage IV). This trial further explores the potential of novel combinations with avelumab, which is being developed as part of the alliance between Merck KGaA, Darmstadt, Germany, and Pfizer.

▪
Ibrance (palbociclib) -- In June 2018, Pfizer announced the receipt of overall survival (OS) results from the Phase 3 PALOMA-3 trial, which evaluated Ibrance in combination with fulvestrant compared to placebo plus fulvestrant in women with hormone receptor-positive (HR+), human epidermal growth factor receptor 2-negative (HER2-) metastatic breast cancer whose disease has progressed after prior endocrine therapy. The results demonstrated a positive trend in the hazard ratio favoring the Ibrance combination, although this trend did not reach statistical significance. OS is a secondary endpoint of the PALOMA-3 trial and, as such, the trial design was not optimized to detect a statistically significant difference in OS. Pfizer expects to present the detailed OS data at an upcoming medical meeting.

▪
Lyrica (pregabalin) -- In May 2018, Pfizer announced positive top-line results of a Phase 3 study examining the use of Lyrica Oral Solution CV as adjunctive therapy for partial onset seizures in pediatric epilepsy patients one month to less than four years of age. Results showed that adjunctive treatment with Lyrica 14 mg/kg/day resulted in a statistically significant reduction in seizure frequency versus placebo, the primary efficacy endpoint. Treatment with Lyrica at the lower dose (7 mg/kg/day) did not result in a statistically significant reduction in seizure frequency versus placebo. The study was a post-marketing requirement by the U.S. Food and Drug Administration (FDA). Lyrica is not approved as adjunctive therapy for partial onset seizures in pediatric epilepsy patients one month to less than four years of age. Complete study results are expected to be submitted for publication in a peer-reviewed medical journal and to the FDA for pediatric exclusivity determination.

▪	Nivestym (filgrastim-aafi) -- In July 2018, Pfizer announced that the FDA approved Nivestym, a biosimilar to Neupogen®(7) (filgrastim), for all eligible indications of the reference product.

▪
Prevnar 13 / Prevenar 13 (pneumococcal 13-valent conjugate vaccine [diphtheria CRM197 Protein]) -- In May 2018, Pfizer announced results from a study analyzing real-world effectiveness data that found that Prevnar 13 reduced the risk of hospitalization from vaccine-type pneumococcal community-acquired pneumonia by 73% (95% CI: 12.8-91.5%) in adults aged 65 and older. Importantly, Prevnar 13 worked under real-world conditions where people received pneumococcal vaccination as advised by their health care providers, and many had underlying medical conditions that increase the risk for pneumococcal pneumonia. The results were published in Clinical Infectious Diseases.

▪
Retacrit (epoetin alfa-epbx) -- In May 2018, Pfizer announced that the FDA approved Retacrit, a biosimilar to Epogen® and Procrit® (epoetin alfa)(8), for all indications of the reference product. Pfizer has entered into an agreement with Vifor Pharma Inc. for the commercialization of Retacrit in certain channels.

▪
Vyndaqel (tafamidis) -- In May 2018, Pfizer announced that the FDA granted Breakthrough Therapy designation for tafamidis for the treatment of patients with transthyretin cardiomyopathy (TTR-CM), a rare, fatal, and underdiagnosed condition associated with progressive heart failure. This decision is supported by topline results from the Phase 3 TTR-CM study, ATTR-ACT, in which tafamidis demonstrated a statistically significant reduction in the combination of all-cause mortality and frequency of cardiovascular-related hospitalizations. Currently, there are no approved pharmacological treatments specifically indicated for this disease, and the average life expectancy for people with TTR-CM is 3 to 5 years from diagnosis. The FDA’s Breakthrough Therapy designation is intended to expedite the development and review of a medicine if it is intended to treat a serious or life-threatening disease and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies. Pfizer expects results of the Phase 3 ATTR-ACT trial to be presented as a late-breaker at the European Society of Cardiology Congress 2018 in Munich, Germany on August 27, 2018.

▪
Xalkori (crizotinib) -- In May 2018, Pfizer announced that the FDA granted Breakthrough Therapy designation for Xalkori for the treatment of patients with metastatic non-small cell lung cancer (NSCLC) with MET exon 14 alterations with disease progression on or after platinum-based chemotherapy. The FDA also granted Breakthrough Therapy designation for Xalkori for the treatment of patients with relapsed or refractory systemic anaplastic large cell lymphoma that is anaplastic lymphoma kinase (ALK)-positive.

▪	Xeljanz (tofacitinib)

–
In June 2018, Pfizer announced that the European Commission (EC) approved Xeljanz 5 mg twice daily (BID) in combination with methotrexate for the treatment of active psoriatic arthritis in adult patients who have had an inadequate response or who have been intolerant to a prior disease-modifying antirheumatic drug therapy.

–
In June 2018, Pfizer initiated a Phase 3, randomized, double-blind, placebo-controlled, investigational study evaluating the efficacy and safety of Xeljanz 5 mg BID compared to placebo in adult patients with active ankylosing spondylitis (AS). The study is being conducted in adult patients who have had an inadequate response or who have been intolerant to a nonsteroidal anti-inflammatory drug therapy. Xeljanz is not approved for the treatment of AS in any market.

–
In May 2018, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion, recommending marketing authorization for Xeljanz for the treatment of adult patients with moderately to severely active ulcerative colitis (UC). The CHMP’s opinion will now be reviewed by the EC, which has the authority to approve medications for the European Union (EU).

–
In May 2018, Pfizer announced that the FDA approved Xeljanz 10 mg BID for at least eight weeks, followed by Xeljanz 5 mg BID or 10 mg BID, for the treatment of adult patients in the U.S. with moderately to severely active UC.

▪
Xtandi (enzalutamide) -- In July 2018, Pfizer and Astellas Pharma Inc. (Astellas) announced that the FDA approved a supplemental New Drug Application for Xtandi. The FDA action broadens the indication for Xtandi to men with castration-resistant prostate cancer (CRPC), now including men with non-metastatic CRPC. This approval makes Xtandi the first and only oral medication FDA-approved for both non-metastatic and metastatic CRPC.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Dacomitinib (PF-00299804) -- In June 2018, Pfizer announced OS data from the ARCHER 1050 trial evaluating dacomitinib as a first-line treatment for patients with locally advanced or metastatic NSCLC with EGFR-activating mutations compared to gefitinib. The trial showed a median OS of 34.1 months for patients receiving dacomitinib (95% CI: 29.5, 37.7), representing a more than seven-month improvement compared to 26.8 months with gefitinib (95% CI: 23.7, 32.1). The OS data from ARCHER 1050 were presented as an oral presentation at the 54th Annual Meeting of the American Society of Clinical Oncology and were published simultaneously in the Journal of Clinical Oncology.

▪	Fidanacogene elaparvovec (PF-06838435, SPK-9001)

–
In July 2018, Pfizer and Spark Therapeutics (Spark) announced that Pfizer initiated a Phase 3 open-label, multi-center, lead-in study to evaluate the efficacy and safety of current factor IX prophylaxis replacement therapy in the usual care setting. The factor IX prophylaxis efficacy data obtained in the lead-in study will serve as the within-subject control group for those patients that enroll into the next part of the Phase 3 study, which will evaluate the investigational gene therapy fidanacogene elaparvovec for the treatment of hemophilia B. The Phase 3 program was initiated following the recent transfer of the responsibility for Spark’s hemophilia B gene therapy program to Pfizer. Fidanacogene elaparvovec is a novel, investigational vector that contains a bio-engineered adeno-associated virus capsid and a high-activity human coagulation factor IX gene. It enables patients to produce factor IX themselves, rather than having to regularly inject factor IX.

–
In May 2018, Pfizer and Spark announced that, with a cumulative follow-up of more than 18 patient years of observation (5 to 121 weeks), all 15 participants in the ongoing Phase 1/2 clinical trial of investigational SPK-9001 for severe or moderately severe (FIX:C < 2 percent) hemophilia B, had discontinued routine infusions of factor IX concentrates. Annualized bleeding rates for all 15 participants was reduced by 98%, while annualized infusion rate was reduced by 99%. None of the 15 participants experienced serious adverse events, and there were no thrombotic events or factor IX inhibitors, as of the May 7, 2018 data cutoff. Full results of the study were presented at the World Federation of Hemophilia World Congress on May 22, 2018.

▪
Glasdegib (PF-04449913) -- In June 2018, Pfizer announced that the FDA accepted the company’s New Drug Application (NDA) and granted Priority Review status for glasdegib, an investigational oral smoothened inhibitor, being evaluated for the treatment of adult patients with previously untreated acute myeloid leukemia in combination with low-dose cytarabine, a type of chemotherapy. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is in December 2018. The FDA grants Priority Review to medicines that may offer significant advances in treatment or may provide a treatment where no adequate therapy exists.

▪
Lorlatinib (PF-06463922) -- In July 2018, the FDA notified Pfizer that the review period for the NDA for lorlatinib has been extended by three months to allow time to review additional information recently submitted by Pfizer in response to an FDA information request. The submission of the additional information was determined by the FDA to constitute a major amendment to the NDA, resulting in an extension of the PDUFA goal date by three months, from August 2018 to November 2018. The FDA previously granted Priority Review status to the lorlatinib NDA in February 2018. Lorlatinib is Pfizer’s investigational next-generation ALK/ROS1 tyrosine kinase inhibitor under regulatory review for the treatment of patients with ALK-positive metastatic NSCLC, previously treated with one or more ALK inhibitors.

▪
PF-06482077 -- In second-quarter 2018, Pfizer achieved proof-of-concept for PF-06482077, Pfizer’s next-generation multi-valent pneumococcal conjugate vaccine candidate. Results from the recently-completed Phase 2 trial demonstrated that the vaccine candidate was safe and well-tolerated and induced functional immune responses that could kill all twenty serotypes. PF-06482077 is being developed to potentially extend coverage beyond the thirteen serotypes covered by Prevnar 13 to include seven additional serotypes prevalent in causing pneumococcal disease in adults and children. Pfizer is currently planning its Phase 3 program for PF-06482077.

▪
Rivipansel (GMI-1070) -- In July 2018, Pfizer updated the estimated completion date for the Rivipansel Evaluating Safety, Efficacy and Time to Discharge (RESET) Phase 3 trial. Investigators in the U.S. and Canada continue to enroll sickle cell disease (SCD) patients and study completion is now expected in the second quarter of 2019. The study was previously expected to be completed in late 2018. This update was calculated based on historical enrollment over the last 12 months. Rivipansel is being studied for the treatment of vaso-occlusive crisis in hospitalized subjects with SCD.

▪
Talazoparib (MDV3800) -- In June 2018, Pfizer announced that the FDA accepted for filing and granted Priority Review status to the company’s NDA for talazoparib, an investigational, once-daily, oral poly ADP ribose polymerase (PARP) inhibitor, for the treatment of germline (inherited) BRCA-mutated, HER2- locally advanced or metastatic breast cancer. The PDUFA goal date for a decision by the FDA is in December 2018.

The EMA has also accepted the Marketing Authorization Application for talazoparib in this patient population.

▪
Tanezumab (PF-4383119, RN624) -- In July 2018, Pfizer and Eli Lilly and Company (Lilly) announced that a 16-week Phase 3 study in patients with osteoarthritis (OA) pain evaluating subcutaneous administration of tanezumab, an investigational humanized monoclonal antibody, met all three co-primary endpoints. The study demonstrated that patients who received two doses of tanezumab separated by eight weeks experienced a statistically significant improvement in pain, physical function and the patients’ overall assessment of their OA, compared to those receiving placebo. Preliminary safety data showed that tanezumab was generally well tolerated, with approximately 1% of patients discontinuing treatment due to adverse events. Rapidly progressive OA was observed in tanezumab-treated patients at a frequency of less than 1.5%, and was not observed in the placebo arm. There were no events of osteonecrosis observed in the trial. No new safety signals were identified. Tanezumab is part of an investigational class of pain medications known as nerve growth factor inhibitors and in addition to OA pain, is being evaluated for chronic low back pain and cancer pain (due to bone metastases). Pfizer and Lilly expect to present the detailed efficacy and safety data for tanezumab at an upcoming medical meeting.

▪
Trazimera (biosimilar trastuzumab) -- In July 2018, Pfizer announced that the European Commission has approved Trazimera, a biosimilar to Herceptin(9), for the treatment of HER2 overexpressing breast cancer and HER2 overexpressing metastatic gastric or gastroesophageal junction adenocarcinoma. This approval follows the recommendation from the CHMP in May 2018.

Corporate Developments

▪
In July 2018, Pfizer announced that it will increase its commitment to U.S. manufacturing with a $465 million investment to build one of the most technically advanced sterile injectable pharmaceutical production facilities in the world in Portage, Michigan. This U.S. investment will strengthen Pfizer’s capability to produce and supply critical, life-saving injectable medicines for patients around the world. Known as Modular Aseptic Processing, the new, multi-story, 400,000-square-foot production facility will also support the area economy by creating an estimated 450 new jobs over the next several years. This expands Pfizer’s presence in Portage, located in Kalamazoo County, where the company now employs more than 2,200 people at one of its largest plants.

▪	In July 2018, Pfizer announced that it will organize the company into three businesses, including:

–
a science-based Innovative Medicines business, which will include all of the current Innovative Health business units (except for Consumer Healthcare) as well as biosimilars and a new Hospital Medicines business unit that will commercialize Pfizer’s global portfolio of sterile injectable and anti-infective medicines;

–	an off-patent branded and generic Established Medicines business operating with substantial autonomy within Pfizer; and

–	a Consumer Healthcare business, for which Pfizer continues to evaluate strategic alternatives, with a decision expected in 2018.
These changes will be effective at the beginning of the company’s 2019 fiscal year. Pfizer will provide financial reporting to reflect this reorganization beginning with the issuance of first-quarter 2019 earnings.

▪
In June 2018, the FDA informed Pfizer that it has completed an evaluation of corrective actions and closed out the February 2017 Warning Letter issued to Pfizer’s McPherson, Kansas manufacturing facility after determining that Pfizer has addressed the violations contained in the Warning Letter. Future FDA inspections and regulatory activities will further assess the adequacy and sustainability of these corrections. The site remains in Voluntary Action Indicated (VAI) status.

▪
In June 2018, Pfizer announced that it plans to invest $600 million in biotechnology and other emerging growth companies through Pfizer Ventures, the company’s venture investment vehicle. In addition to increased funding, Pfizer will extend its leadership as a venture capital investor with an expanded team that leverages expertise across venture capital investing, business development, drug discovery and clinical development.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2018 and 2017. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflect the three and six months ending on July 1, 2018 and July 2, 2017 while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflect the three and six months ending on May 27, 2018 and May 28, 2017.

(4)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(5)	The 2018 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of July 1, 2018, including any one-time upfront payments associated with such transactions.

▪
Guidance for Adjusted other (income)/deductions(2) does not attempt to forecast unrealized net gains or losses on equity securities. Pfizer is unable to predict with reasonable certainty unrealized gains or losses on equity securities in a given period. Net unrealized gains and losses on equity securities are now recorded in Adjusted other (income)/deductions(2) during each quarter, reflecting the adoption of a new accounting standard in the first quarter of 2018. Prior to the adoption of the new standard, net unrealized gains and losses on virtually all equity securities with readily determinable fair values were reported in Accumulated other comprehensive income.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through second-quarter 2018 and mid-July 2018 exchange rates for the remainder of the year.

▪
Reflects an anticipated negative revenue impact of $1.9 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection. Assumes no generic competition for Lyrica in the U.S. until June 2019, which is contingent upon a six-month patent-term extension granted by the FDA for pediatric exclusivity, which the company is currently pursuing.

▪	Reflects a full year contribution from Consumer Healthcare. Pfizer continues to expect that any decision regarding strategic alternatives for Consumer Healthcare will be made during 2018.

▪
Reflects the anticipated favorable impact of approximately $500 million on revenues and approximately $0.03 on Adjusted diluted EPS(2) as a result of favorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2017.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.0 billion shares, which reflects share repurchases totaling approximately $6.1 billion already completed in 2018. Dilution related to share-based employee compensation programs is expected to offset by approximately half the reduction in shares associated with these share repurchases.

(6)
Given the significant changes resulting from and complexities associated with the Tax Cuts and Jobs Act (TCJA), the estimated financial impacts associated with the TCJA that were recorded in fourth-quarter 2017 are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018.

(7)	Neupogen® is a registered trademark of Amgen Inc.

(8)	Epogen® is a registered U.S. trademark of Amgen Inc.; Procrit® is a registered U.S. trademark of Johnson & Johnson.

(9)	Herceptin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2018	2017	(Decr.)	2018	2017	(Decr.)
Revenues	$13,466	$12,896	4	$26,373	$25,675	3
Costs and expenses:
Cost of sales(1), (2), (3)	2,916	2,660	10	5,479	5,128	7
Selling, informational and administrative expenses(1), (2), (3)	3,542	3,430	3	6,954	6,745	3
Research and development expenses(1), (2), (3)	1,797	1,787	1	3,540	3,502	1
Amortization of intangible assets(3)	1,191	1,208	(1)	2,387	2,394	—
Restructuring charges and certain acquisition-related costs(1), (4)	44	70	(36)	87	153	(43)
Other (income)/deductions––net(1), (5)	(551)	(75)	*	(728)	(14)	*

Income from continuing operations before provision for taxes on income	4,527	3,815	19	8,654	7,767	11
Provision for taxes on income(6)	648	739	(12)	1,204	1,560	(23)
Income from continuing operations	3,879	3,077	26	7,450	6,207	20
Discontinued operations––net of tax	—	2	*	(1)	1	*
Net income before allocation to noncontrolling interests	3,879	3,078	26	7,449	6,208	20
Less: Net income attributable to noncontrolling interests	7	5	30	16	14	16
Net income attributable to Pfizer Inc.	$3,872	$3,073	26	$7,432	$6,194	20

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.66	$0.52	28	$1.26	$1.04	21
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.66	$0.52	28	$1.26	$1.04	21

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.65	$0.51	28	$1.24	$1.02	21
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.65	$0.51	28	$1.24	$1.02	21
Weighted-average shares used to calculate earnings per common share:
Basic	5,866	5,958		5,911	5,982
Diluted	5,952	6,037		6,004	6,065

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended July 1, 2018 and July 2, 2017. Subsidiaries operating outside the U.S. are included for the three and six months ended May 27, 2018 and May 28, 2017.

The financial results for the three and six months ended July 1, 2018 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income as follows:

•
Financial Assets and Liabilities––We adopted a new accounting standard on January 1, 2018 utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. The standard requires certain equity investments to be measured at fair value with changes in fair value now recognized in net income. However, equity investments that do not have readily determinable fair values may be measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. Therefore, in the three and six months ended July 1, 2018, Other (income)/deductions––net includes unrealized net gains on equity securities. See Note (5) below for additional information.

•
Revenues––We adopted a new accounting standard on January 1, 2018 for revenue recognition. Under the new standard, revenue is recognized upon transfer of control of the product to our customer in an amount that reflects the consideration we expect to receive in exchange. We adopted the new accounting standard utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. However, the adoption of this new standard did impact the timing of recognizing Other (income)/deductions––net, primarily for upfront and milestone payments on our collaboration arrangements and, to a lesser extent, product rights and out-licensing arrangements, and the timing of recognizing Revenues and Cost of sales on certain product shipments. The impact of adoption did not have a material impact to our condensed consolidated statements of income for the three and six months ended July 1, 2018. See Note (5) below for additional information.

•
Presentation of Net Periodic Pension and Postretirement Benefit Cost––We adopted a new accounting standard on January 1, 2018 that requires the net periodic pension and postretirement benefit costs other than the service costs be presented in Other (income)/deductions––net, and that the presentation be applied retrospectively. We adopted the presentation of the net periodic benefit costs other than service costs by reclassifying these costs from Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs to Other (income)/deductions––net. We have therefore reclassified the prior period net periodic benefit costs/(credits) to apply the retrospective presentation for comparative periods. See Note (5) below for additional information.

On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the second quarter of 2017 do not reflect any contribution from HIS global operations, while our financial results, and EH’s operating results, for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Our financial results, and EH’s operating results, for 2018 do not reflect any contribution from HIS global operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring (credits)/charges––acquisition-related costs(a)	$(11)	$3	$(19)	$10
Restructuring credits––cost reduction initiatives(b)	(13)	(25)	(14)	(37)
Restructuring credits	(24)	(23)	(33)	(27)
Transaction costs(c)	—	6	—	18
Integration costs(d)	68	86	120	163
Restructuring charges and certain acquisition-related costs	$44	$70	$87	$153

(a)
Restructuring (credits)/charges––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the second quarter of 2018 were primarily due to reserve releases associated with lower employee termination costs related to our acquisition of Hospira, Inc. (Hospira) and credits for the first six months of 2018 were primarily due to reserve releases associated with lower exit and employee termination costs related to our acquisition of Hospira. Restructuring charges for the second quarter of 2017 were mainly related to our acquisition of Anacor Pharmaceuticals, Inc. (Anacor) and, for the first six months of 2017, restructuring charges were mainly related to our acquisitions of Anacor and Medivation, Inc. (Medivation).

(b)
Restructuring credits––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For the second quarter of 2018, the credits are mostly related to reserve releases associated with lower employee termination costs and, for the first six months of 2018, the credits are mostly related to reserve releases associated with lower costs for employee terminations and asset write downs, partially offset by exit costs. For the second quarter of 2017, the credits are mostly related to reserve releases associated with lower employee termination costs and, for the first six months of 2017, the credits are mostly related to reserve releases associated with lower employee termination costs, partially offset by asset write downs.

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services, virtually all of which for the second quarter and first six months of 2017 were directly related to our acquisition of Medivation.

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the second quarter and first six months of 2018, integration costs were primarily related to our acquisition of Hospira. In the second quarter and first six months of 2017, integration costs were primarily related to our acquisitions of Hospira and Medivation.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Interest income(a)	$(80)	$(94)	$(157)	$(175)
Interest expense(a)	326	312	635	621
Net interest expense	245	218	478	446
Royalty-related income	(121)	(105)	(217)	(191)
Net gains on asset disposals(b)	(17)	(34)	(36)	(125)
Income from collaborations, out-licensing arrangements and sales of compound/product rights(c)	(174)	(37)	(316)	(85)
Net unrealized gains on equity securities(d)	(226)	—	(337)	—
Net periodic benefit costs/(credits) other than service costs(e)	(84)	(8)	(166)	53
Certain legal matters, net(f)	(88)	3	(107)	11
Certain asset impairments	31	—	31	13
Adjustments to loss on sale of HIS net assets(g)	(2)	28	1	64
Business and legal entity alignment costs(h)	1	17	4	38
Other, net(i)	(115)	(155)	(64)	(239)
Other (income)/deductions––net	$(551)	$(75)	$(728)	$(14)

(a)
Interest income decreased in the second quarter and first six months of 2018, primarily driven by a lower investment balance. Interest expense increased in the second quarter and first six months of 2018, primarily as a result of higher short-term interest rates, offset, in part, by refinancing activity that occurred in the fourth quarter of 2017.

(b)
In the second quarter of 2018, primarily includes gains on fixed assets and other asset disposals of $15 million. In the first six months of 2018, includes gains on fixed assets and other asset disposals of $22 million and net gains on sales of investments in equity and debt securities of approximately $14 million. In the second quarter of 2017, primarily includes gains on sales and redemptions of investments in equity and debt securities (approximately $60 million), partially offset by a net loss related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A. (Teuto), including the extinguishment of a put option for the then remaining 60% ownership interest (approximately $30 million). In the first six months of 2017, primarily includes gains on sales and redemptions of investments in equity and debt securities (approximately $102 million) and a gain on sale of property (approximately $50 million), partially offset by the net loss related to the sale of our investment in Teuto discussed above.

(c)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

(d)
Represents the unrealized net gains on equity securities reflecting the adoption of a new accounting standard in the first quarter of 2018. Approximately $142 million of these unrealized gains in the second quarter of 2018 and approximately $203 million of these unrealized gains in the first six months of 2018 relate to 3.2 million shares of ICU Medical, Inc. (ICU Medical) stock that were received as part of the consideration for the sale of HIS net assets to ICU Medical. Prior to the adoption of the new standard, net unrealized gains and losses on virtually all equity securities with readily determinable fair values were reported in Accumulated other comprehensive income.

(e)
Represents the net periodic benefit costs/(credits), excluding service costs, as a result of the adoption of a new accounting standard in the first quarter of 2018. Effective January 1, 2018, the U.S. Pfizer Consolidated Pension Plan was frozen to future benefit accruals and for the second quarter and first six months of 2018, resulted in the recognition of lower net periodic benefit costs due to the extension of the amortization period for the actuarial losses and the elimination of service costs. There was also a greater than expected gain on plan assets due to a higher plan asset base compared to the second quarter and first six months of 2017. See note (1) above for additional information.

(f)	In the second quarter and first six months of 2018, primarily represents the reversal of a legal accrual where a loss was no longer deemed probable.

(g)
In the second quarter and first six months of 2018 and 2017, represents adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical on February 3, 2017.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(h)
In the second quarter and first six months of 2018 and 2017, represents expenses for changes to our infrastructure to align our commercial operations of our current segments, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(i)
In the second quarter and first six months of 2018, includes, among other things, dividend income of $76 million and $135 million, respectively, from our investment in ViiV Healthcare Limited (ViiV), and charges of $23 million and $135 million, respectively, reflecting the change in the fair value of contingent consideration. The second quarter and first six months of 2018 also include a non-cash $50 million pre-tax gain on the contribution of Pfizer’s allogeneic chimeric antigen receptor T cell (CAR T) therapy development program assets in connection with our asset contribution agreement entered into with Allogene Therapeutics, Inc. (Allogene) in which Pfizer obtained a 25% ownership stake in Allogene, and a $17 million non-cash gain on the cash settlement of a liability that we incurred in April 2018 upon the European Union approval of Mylotarg. In the second quarter and first six months of 2017, primarily includes, among other things, dividend income of $114 million and $157 million, respectively, from our investment in ViiV.

(6)
The decrease in the effective tax rate for the second quarter and first six months of 2018 compared to the second quarter and first six months of 2017 was primarily due to (i) the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (TCJA), (ii) the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign authorities, and the expiration of certain statutes of limitations. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts recorded in 2017 are provisional and are subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. Under guidance issued by the staff of the U.S. Securities and Exchange Commission, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during 2018 as we complete our analysis, computations and assertions. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We will revise these estimates during the second half of 2018 as we gather additional information to complete our tax returns and as any interpretation or clarification of the TCJA occurs through legislation, U.S. Treasury actions or other means.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,466	$—	$—	$—	$—	$13,466
Cost of sales(6), (7)	2,916	(2)	(3)	—	(35)	2,876
Selling, informational and administrative expenses(6), (7)	3,542	—	—	—	(35)	3,507
Research and development expenses(6), (7)	1,797	1	—	—	(9)	1,789
Amortization of intangible assets(7)	1,191	(1,121)	—	—	—	70
Restructuring charges and certain acquisition-related costs	44	—	(57)	—	13	—
Other (income)/deductions––net	(551)	(12)	(2)	—	46	(519)
Income from continuing operations before provision for taxes on income	4,527	1,134	62	—	20	5,742
Provision for taxes on income	648	233	11	—	16	908
Income from continuing operations	3,879	901	51	—	4	4,834
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	7	—	—	—	—	7
Net income attributable to Pfizer Inc.	3,872	901	51	—	4	4,827
Earnings per common share attributable to Pfizer Inc.––diluted	0.65	0.15	0.01	—	—	0.81

	Six Months Ended July 1, 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$26,373	$—	$—	$—	$—	$26,373
Cost of sales(6), (7)	5,479	(3)	(6)	—	(58)	5,413
Selling, informational and administrative expenses(6), (7)	6,954	1	—	—	(161)	6,793
Research and development expenses(6), (7)	3,540	2	—	—	(14)	3,528
Amortization of intangible assets(7)	2,387	(2,246)	—	—	—	141
Restructuring charges and certain acquisition-related costs	87	—	(102)	—	14	—
Other (income)/deductions––net	(728)	(109)	(2)	—	(2)	(841)
Income from continuing operations before provision for taxes on income	8,654	2,355	110	—	221	11,339
Provision for taxes on income	1,204	472	19	—	132	1,828
Income from continuing operations	7,450	1,883	91	—	88	9,512
Discontinued operations––net of tax	(1)	—	—	1	—	—
Net income attributable to noncontrolling interests	16	—	—	—	—	16
Net income attributable to Pfizer Inc.	7,432	1,883	91	1	88	9,495
Earnings per common share attributable to Pfizer Inc.––diluted	1.24	0.31	0.02	—	0.01	1.58
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,896	$—	$—	$—	$—	$12,896
Cost of sales(2), (6), (7)	2,660	(10)	(9)	—	(50)	2,592
Selling, informational and administrative expenses(2), (6), (7)	3,430	(10)	—	—	(30)	3,390
Research and development expenses(2), (6), (7)	1,787	1	—	—	(11)	1,777
Amortization of intangible assets(7)	1,208	(1,167)	—	—	—	41
Restructuring charges and certain acquisition-related costs(2)	70	—	(95)	—	25	—
Other (income)/deductions––net(2)	(75)	(15)	36	—	(126)	(179)
Income from continuing operations before provision for taxes on income	3,815	1,201	68	—	191	5,275
Provision for taxes on income	739	344	22	—	103	1,207
Income from continuing operations	3,077	857	46	—	88	4,068
Discontinued operations––net of tax	2	—	—	(2)	—	—
Net income attributable to noncontrolling interests	5	—	—	—	—	5
Net income attributable to Pfizer Inc.	3,073	857	46	(2)	88	4,063
Earnings per common share attributable to Pfizer Inc.––diluted	0.51	0.14	0.01	—	0.01	0.67

	Six Months Ended July 2, 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$25,675	$—	$—	$—	$—	$25,675
Cost of sales(2), (6), (7)	5,128	(17)	(12)	—	(76)	5,024
Selling, informational and administrative expenses(2), (6), (7)	6,745	(16)	—	—	(44)	6,685
Research and development expenses(2), (6), (7)	3,502	5	—	—	(17)	3,490
Amortization of intangible assets(7)	2,394	(2,318)	—	—	—	76
Restructuring charges and certain acquisition-related costs(2)	153	—	(191)	—	37	—
Other (income)/deductions––net(2)	(14)	(28)	10	—	(248)	(279)
Income from continuing operations before provision for taxes on income	7,767	2,373	192	—	348	10,679
Provision for taxes on income	1,560	684	64	—	102	2,410
Income from continuing operations	6,207	1,689	128	—	246	8,269
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	14	—	—	—	—	14
Net income attributable to Pfizer Inc.	6,194	1,689	128	(1)	246	8,255
Earnings per common share attributable to Pfizer Inc.––diluted	1.02	0.28	0.02	—	0.04	1.36
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and six months ended July 1, 2018 and July 2, 2017. Subsidiaries operating outside the U.S. are included for the three and six months ended May 27, 2018 and May 28, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. Among other items, GAAP Reported and Non-GAAP Adjusted amounts for the three and six months ended July 2, 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs. See Note (1) and Note (5) to Notes to Consolidated Statements of Income above and Note (3) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the second quarter of 2017 do not reflect any contribution from HIS global operations, while our financial results, and EH’s operating results, for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Our financial results, and EH’s operating results, for 2018 do not reflect any contribution from HIS global operations.

(3)	Acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring (credits)/charges(a)	$(11)	$3	$(19)	$10
Transaction costs(b)	—	6	—	18
Integration costs(c)	68	86	120	163
Net periodic benefit costs/(credits) other than service costs(d)	2	(36)	2	(10)
Additional depreciation––asset restructuring(e)	3	9	6	12
Total acquisition-related costs––pre-tax	62	68	110	192
Income taxes(f)	(11)	(22)	(19)	(64)
Total acquisition-related costs––net of tax	$51	$46	$91	$128

(a)
Restructuring (credits)/charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the second quarter of 2018 were primarily due to reserve releases associated with lower employee termination costs related to our acquisition of Hospira, Inc. (Hospira) and credits for the first six months of 2018 were primarily due to reserve releases associated with lower exit and employee termination costs related to our acquisition of Hospira. Restructuring charges for the second quarter of 2017 were mainly related to our acquisition of Anacor Pharmaceuticals, Inc. (Anacor) and, for the first six months of 2017, restructuring charges were mainly related to our acquisitions of Anacor and Medivation, Inc. (Medivation). All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services, virtually all of which for the second quarter and first six months of 2017 were directly related to our acquisition of Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the second quarter and first six months of 2018, integration costs were primarily related to our acquisition of Hospira. In the second quarter and first six months of 2017, integration costs were primarily related to our acquisitions of Hospira and Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
In the second quarter and first six months of 2017, this amount represents the net periodic benefit credits, excluding service costs, reclassified to Other (income)/deductions––net as a result of the retrospective adoption of a new accounting standard in the first quarter of 2018. See Note (2) above for additional information. These

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

credits included a net settlement gain, partially offset by accelerated amortization of actuarial losses and prior service costs upon the settlement of the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan.

(e)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

(f)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(4)	Certain significant items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring credits––cost reduction initiatives(a)	$(13)	$(25)	$(14)	$(37)
Implementation costs and additional depreciation––asset restructuring(b)	54	74	107	116
Certain legal matters, net(c)	(88)	—	(107)	8
Adjustments to loss on sale of HIS net assets(d)	(2)	28	1	64
Certain asset impairments	31	—	31	—
Business and legal entity alignment costs(e)	1	17	4	38
Other(f)	37	97	199	158
Total certain significant items––pre-tax	20	191	221	348
Income taxes(g)	(16)	(103)	(132)	(102)
Total certain significant items––net of tax	$4	$88	$88	$246

(a)
Restructuring credits––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. For the second quarter of 2018, the credits are mostly related to reserve releases associated with lower employee termination costs and, for the first six months of 2018, the credits are mostly related to reserve releases associated with lower costs for employee terminations and asset write downs, partially offset by exit costs. For the second quarter of 2017, the credits are mostly related to reserve releases associated with lower employee termination costs, and for the first six months of 2017, the credits are mostly related to reserve releases associated with lower employee termination costs, partially offset by asset write downs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($7 million) for the second quarter of 2018. Included in Cost of sales ($61 million), Selling, informational and administrative expenses ($34 million) and Research and development expenses ($13 million) for the first six months of 2018. Included in Cost of sales ($48 million), Selling, informational and administrative expenses ($15 million) and Research and development expenses ($11 million) for the second quarter of 2017. Included in Cost of sales ($75 million), Selling, informational and administrative expenses ($24 million) and Research and development expenses ($17 million) for the first six months of 2017.

(c)	Included in Other (income)/deductions––net. In the second quarter and first six months of 2018, primarily represents the reversal of a legal accrual where a loss was no longer deemed probable.

(d)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2018 and 2017, represents adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. on February 3, 2017.

(e)
Included in Other (income)/deductions––net. Represents expenses for changes to our infrastructure to align our commercial operations of our current segments, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(f)
For second-quarter 2018, primarily included in Selling, informational and administrative expenses ($18 million) and Other (income)/deductions––net ($12 million) and includes, among other things, a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic chimeric antigen receptor T cell (CAR T) therapy development program assets in connection with our asset contribution agreement entered into with Allogene Therapeutics, Inc. (Allogene) in which Pfizer obtained a 25% ownership stake in Allogene. For the first six months of 2018, primarily included in Selling, informational and administrative expenses ($128 million) and Other (income)/deductions––net ($73 million), and includes, among other things, $119 million, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (TCJA) on us. In second-quarter 2017, virtually all included in Other (income)/deductions––net ($81 million) and Selling, informational and administrative expenses ($15 million). In the first six months of 2017, virtually all included in Other (income)/deductions––net ($137 million) and Selling, informational and administrative expenses ($20 million). For the second quarter and first six months of 2017, includes a net loss of approximately $30 million in Other (income)/deductions––net related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A., including the extinguishment of a put option for the then remaining 60% ownership interest.

(g)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first six months of 2018 were favorably impacted by the December 2017 enactment of the TCJA, primarily related to certain tax initiatives associated with the lower U.S. tax rate as a result of the TCJA. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts recorded in 2017 are provisional and are subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. Under guidance issued by the staff of the U.S. Securities and Exchange Commission, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during 2018 as we complete our analysis, computations and assertions. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We will revise these estimates during the second half of 2018 as we gather additional information to complete our tax returns and as any interpretation or clarification of the TCJA occurs through legislation, U.S. Treasury actions or other means.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

	Second-Quarter 2018
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,273	$5,193	$—	$13,466	$—	$13,466
Cost of sales	1,081	1,592	203	2,876	40	2,916
% of revenue	13.1%	30.7%	*	21.4%	*	21.7%
Selling, informational and administrative expenses	1,721	619	1,168	3,507	35	3,542
Research and development expenses	600	238	952	1,789	8	1,797
Amortization of intangible assets	56	8	7	70	1,121	1,191
Restructuring charges and certain acquisition-related costs	—	—	—	—	44	44
Other (income)/deductions––net	(285)	(80)	(154)	(519)	(32)	(551)
Income/(loss) from continuing operations before provision for taxes on income	5,100	2,818	(2,175)	5,742	(1,216)	4,527

	Six Months Ended July 1, 2018
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$16,102	$10,271	$—	$26,373	$—	$26,373
Cost of sales	2,068	3,028	316	5,413	67	5,479
% of revenue	12.8%	29.5%	*	20.5%	*	20.8%
Selling, informational and administrative expenses	3,273	1,246	2,274	6,793	161	6,954
Research and development expenses	1,187	458	1,882	3,528	13	3,540
Amortization of intangible assets	107	27	7	141	2,246	2,387
Restructuring charges and certain acquisition-related costs	—	—	—	—	87	87
Other (income)/deductions––net	(563)	(95)	(182)	(841)	112	(728)
Income/(loss) from continuing operations before provision for taxes on income	10,031	5,606	(4,297)	11,339	(2,686)	8,654

	Second-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,671	$5,226	$—	$12,896	$—	$12,896
Cost of sales(6)	982	1,421	189	2,592	69	2,660
% of revenue	12.8%	27.2%	*	20.1%	*	20.6%
Selling, informational and administrative expenses(6)	1,553	734	1,103	3,390	40	3,430
Research and development expenses(6)	542	256	980	1,777	9	1,787
Amortization of intangible assets	24	17	—	41	1,167	1,208
Restructuring charges and certain acquisition-related costs(6)	—	—	—	—	70	70
Other (income)/deductions––net(6)	(216)	(35)	72	(179)	105	(75)
Income/(loss) from continuing operations before provision for taxes on income	4,786	2,832	(2,344)	5,275	(1,459)	3,815

	Six Months Ended July 2, 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$15,086	$10,590	$—	$25,675	$—	$25,675
Cost of sales(6)	1,830	2,871	322	5,024	104	5,128
% of revenue	12.1%	27.1%	*	19.6%	*	20.0%
Selling, informational and administrative expenses(6)	2,979	1,411	2,296	6,685	60	6,745
Research and development expenses(6)	1,060	509	1,921	3,490	12	3,502
Amortization of intangible assets	50	26	—	76	2,318	2,394
Restructuring charges and certain acquisition-related costs(6)	—	—	—	—	153	153
Other (income)/deductions––net(6)	(367)	(99)	187	(279)	265	(14)
Income from continuing operations before provision for taxes on income	9,534	5,871	(4,726)	10,679	(2,913)	7,767
See end of tables for notes (1) through (6). Amounts may not add due to rounding.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment. The operating segment information presents the three and six months ended July 1, 2018 and July 2, 2017. Subsidiaries operating outside the U.S. are included for the three and six months ended May 27, 2018 and May 28, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. See Note (1) and Note (5) to Notes to Consolidated Statements of Income, Note (3) to Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information Certain Line Items and Note (6) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for second-quarter 2017 do not reflect any contributions from HIS global operations, while EH’s operating results for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Financial results for 2018 do not reflect any contribution from HIS global operations.

Some additional information about our business segments follows as of the date of the filing of this press release:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded and generic sterile injectable products, biosimilars, and select branded products including anti-infectives. EH also includes an R&D organization, as well as our contract manufacturing business.
Through February 2, 2017, EH also included HIS.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and Centrum)

Leading brands include:
- Lipitor
- Premarin family
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra*
- Inflectra/Remsima
- Several sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. Beginning in 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, are reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, beginning in 2018, total Viagra worldwide revenues are reported in EH.

The following organizational change impacted our operating segments in 2018:

•
Effective in the first quarter of 2018, certain costs for Pfizer’s Strategy and Commercial Operations (StratCO) group, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. StratCO costs primarily include headcount, vendor costs and data costs largely in support of Pfizer’s commercial operations. The majority of the StratCO costs reflect additional amounts that our operating segments would have incurred had each segment operated as a standalone company during the period presented. The reporting change was made to streamline accountability and speed decision making. In the second quarter of 2017, we reclassified approximately $120 million of costs from IH, approximately $45 million of costs from EH and approximately $12 million of costs from Corporate to Other unallocated costs to conform to the current period presentation. In the first six months of 2017, we reclassified approximately $218 million of costs from IH, approximately $78 million of costs from EH and approximately $21 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

Second Quarter of 2018 vs. Second Quarter of 2017
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues were relatively flat, primarily driven by the unfavorable impact of an increase in royalty expenses based on the mix of products sold, offset by a favorable change in product mix and the favorable impact

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

of foreign exchange. The favorable product mix, which includes an increase in alliance revenues, which have no associated cost of sales, was partially offset by the unfavorable impact of the reclassification of Viagra IH to EH in 2018.

•
The increase in Cost of sales of 10% was primarily driven by an increase in royalty expenses based on the mix of products sold, an increase in sales volumes for various key products within our product portfolio, and the unfavorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 11% was primarily driven by additional investment across several of our key products, primarily Eucrisa, Eliquis, Xeljanz, Ibrance, Prevnar 13/Prevenar 13 (pediatric indication) and Lyrica, partially offset by decreased investment in Enbrel due to loss of exclusivity across developed Europe.

•	The increase in Research and development expenses of 11% primarily reflects:

◦	increased costs across the Oncology portfolio; and

◦	increased costs associated with our Phase 3 clinical trial related to our JAK1 inhibitor, which initiated a Phase 3 clinical study in December 2017, partially offset by:

◦	the timing of expenses across the Vaccines portfolio; and

◦	the phase out of the Lyrica clinical studies.

•	The favorable change in Other (income)/deductions––net primarily reflects:

◦	a $40 million increase in income from collaborations, out-licensing arrangements and sales of compound/product rights; and

◦	a $23 million increase in Xtandi royalty income,
partially offset by:

◦	a $38 million decrease in dividend income from our investment in ViiV Healthcare Limited (ViiV).
Essential Health Operating Segment

•	Cost of sales as a percentage of Revenues increased 3.5 percentage points, primarily due to:

◦	higher sales volumes of Inflectra in the U.S. and in developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs;

◦	lower sales volumes and margins as a result of product losses of exclusivity and generic competition in developed markets;

◦	the non-recurrence of a partial reversal of a charge related to a product recall in 2017; and

◦	the unfavorable impact of foreign exchange,
partially offset by:

◦	lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to continued Hospira product shortages in the U.S.

•	The increase in Cost of sales of 12% was primarily due to:

◦	higher sales volumes of Inflectra in the U.S. and in developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs;

◦	an increase in sales volumes in emerging markets;

◦	the unfavorable impact of foreign exchange; and

◦	the non-recurrence of a partial reversal of a charge related to a product recall in 2017, partially offset by lower sales volumes from:

–	the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to Hospira product shortages in the U.S.; and

–	product losses of exclusivity and generic competition in developed markets.

•
Selling, informational and administrative expenses decreased 16% mainly due to lower general and administrative expenses, as well as lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, partially offset by the unfavorable impact of foreign exchange and additional investments in China.

•	Research and development expenses decreased 7% primarily due to decreased spending for biosimilars as several programs have reached completion.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The favorable change in Other (income)/deductions––net primarily reflects the favorable impact of foreign exchange and an increase in milestone income, partially offset by the non-recurrence of a gain on the redemption of an acquired bond in 2017.

First Six Months of 2018 vs. First Six Months of 2017
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues increased 0.7 percentage points, primarily driven by the unfavorable impact of foreign exchange and an increase in royalty expenses based on the mix of products sold, partially offset by a favorable change in product mix. The favorable product mix, which includes an increase in alliance revenues, which have no associated cost of sales, was partially offset by the unfavorable impact of the reclassification of Viagra IH to EH in 2018.

•
The increase in Cost of sales of 13% was primarily driven by the unfavorable impact of foreign exchange, an increase in royalty expenses based on the mix of products sold, and an increase in sales volumes for various key products within our product portfolio.

•
The increase in Selling, informational and administrative expenses of 10% was primarily driven by additional investment across several of our key products, primarily Eucrisa, Ibrance, Xeljanz, Prevnar 13/Prevenar 13 (pediatric indication), Lyrica and Eliquis, partially offset by decreased investment in Enbrel due to loss of exclusivity across developed Europe.

•	The increase in Research and development expenses of 12% primarily reflects:

◦	increased costs across the Oncology portfolio; and

◦
increased costs associated with our Phase 3 clinical trials related to the C. difficile vaccine program and our JAK1 inhibitor, each of which initiated a Phase 3 clinical study in March 2017 and December 2017, respectively, partially offset by:

◦	the phase out of the Lyrica clinical studies; and

◦	the timing of expenses across the Vaccines portfolio.

•	The favorable change in Other (income)/deductions––net primarily reflects:

◦	a $143 million increase in income from collaborations, out-licensing arrangements and sales of compound/product rights; and

◦	a $31 million increase in Xtandi royalty income,
partially offset by:

◦	a $22 million decrease in dividend income from our investment in ViiV Healthcare Limited (ViiV).
Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for the first six months of 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations. Operating results for EH for the first six months of 2018 do not reflect any contribution from HIS global operations.

•	Cost of sales as a percentage of Revenues increased 2.4 percentage points, primarily due to:

◦	higher sales volume of Inflectra in the U.S. and in developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs;
◦lower sales volumes and margins as a result of product losses of exclusivity and generic competition in developed markets; and
◦the unfavorable impact of foreign exchange,
partially offset by:

◦	lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to continued Hospira product shortages in the U.S.; and

◦	the non-recurrence of charges related to a product recall that occurred in 2017.

•	The increase in Cost of sales of 5% was primarily due to:

◦	the unfavorable impact of foreign exchange;

◦	higher sales volumes of Inflectra in the U.S. and in developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

◦	an increase in sales volume in emerging markets,
partially offset by:

◦	lower sales volumes driven by:

–	the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to Hospira product shortages in the U.S.; and

–	product losses of exclusivity and generic competition in developed markets;

◦	the non-recurrence of charges related to a product recall that occurred in 2017; and

◦	the favorable impact of the sale of HIS.

•
Selling, informational and administrative expenses decreased 12% mainly due to lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower general and administrative expenses, partially offset by the unfavorable impact of foreign exchange and additional investments in China.

•	Research and development expenses decreased 10% primarily due to decreased spending for biosimilars as several programs have reached completion.

•
The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of a gain on the redemption of an acquired bond in 2017, partially offset by an increase in milestone income and the favorable impact of foreign exchange.

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Second-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	68	135	203
Selling, informational and administrative expenses	—	—	989	180	1,168
Research and development expenses	561	195	182	14	952
Amortization of intangible assets	—	—	—	7	7
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(86)	(1)	(95)	28	(154)
Loss from continuing operations before provision for taxes on income	$(475)	$(194)	$(1,144)	$(362)	$(2,175)

	Six Months Ended July 1, 2018
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	128	189	316
Selling, informational and administrative expenses	—	—	1,931	343	2,274
Research and development expenses	1,114	385	353	29	1,882
Amortization of intangible assets	—	—	—	7	7
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(103)	(2)	(116)	39	(182)
Loss from continuing operations before benefit for taxes on income	$(1,011)	$(383)	$(2,296)	$(607)	$(4,297)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Second-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales(e)	—	—	(5)	194	189
Selling, informational and administrative expenses(e)	—	—	932	172	1,103
Research and development expenses(e)	582	188	201	8	980
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs(e)	—	—	—	—	—
Other (income)/deductions––net(e)	(11)	(1)	82	3	72
Loss from continuing operations before provision for taxes on income	$(570)	$(187)	$(1,209)	$(377)	$(2,344)

	Six Months Ended July 2, 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales(e)	—	—	(32)	354	322
Selling, informational and administrative expenses(e)	—	(1)	1,985	311	2,296
Research and development expenses(e)	1,111	371	420	19	1,921
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs(e)	—	—	—	—	—
Other (income)/deductions––net(e)	(33)	(3)	171	52	187
Loss from continuing operations before provision for taxes on income	$(1,078)	$(367)	$(2,545)	$(736)	$(4,726)

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations, as well as certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2018, certain costs for StratCO, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. For additional information, see note (d) below.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). In connection with the StratCO reporting change, in second-quarter 2017 we reclassified approximately $120 million of costs from IH, approximately $45 million of costs from EH and approximately $12 million of costs from Corporate to Other unallocated costs to conform to current period presentation. In the first six months of 2017, we reclassified approximately $218 million of costs from IH, approximately $78 million of costs from EH and

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

approximately $21 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

(e)
Amounts for the second quarter and first six months of 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented. For information purposes only, for the first six months of 2018, we estimate that Other costs, as described above, for combined WRD and GPD costs of $1.4 billion, and combined Corporate and Other Unallocated costs of $2.7 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $494 million for the first six months of 2018 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $254 million for the first six months of 2018 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

	Six Months Ended July 1, 2018
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b), (c)
Revenues	$16,102	$—	$—	$16,102
Cost of sales	2,068	—	37	2,105
Selling, informational and administrative expenses	3,273	—	1,280	4,553
Research and development expenses	1,187	1,484	351	3,022
Amortization of intangible assets	107	—	—	107
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(563)	(106)	(271)	(940)
Income from continuing operations before provision for taxes on income	10,031	(1,378)	(1,398)	7,254

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Six Months Ended July 1, 2018
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b), (c)
Revenues	$10,271	$—	$—	$10,271
Cost of sales	3,028	—	279	3,307
Selling, informational and administrative expenses	1,246	—	994	2,240
Research and development expenses	458	16	32	506
Amortization of intangible assets	27	—	6	33
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(95)	—	(46)	(142)
Income from continuing operations before provision for taxes on income	5,606	(16)	(1,264)	4,326

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•	WRD/GPD––The information provided for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2018 and 2017. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2018 and 2017.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(6)
Amounts for IH, EH, Other and Reconciling Items for the second quarter and first six months of 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

PFIZER INC. - REVENUES
SECOND-QUARTER 2018 and 2017 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2018	2017	% Change		2018	2017	% Change	2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,466	$12,896	4%	2%	$6,225	$6,345	(2%)	$7,242	$6,551	11%	5%
PFIZER INNOVATIVE HEALTH (IH)(b)	$8,273	$7,671	8%	5%	$4,576	$4,437	3%	$3,697	$3,233	14%	8%
Internal Medicine	$2,530	$2,412	5%	3%	$1,689	$1,732	(2%)	$841	$680	24%	17%
Lyrica IH(c)	1,134	1,101	3%	2%	861	835	3%	273	266	3%	(1%)
Eliquis alliance revenues and direct sales	889	605	47%	42%	482	347	39%	407	258	58%	46%
Chantix/Champix	277	248	12%	11%	217	184	18%	60	64	(6%)	(11%)
BMP2	80	57	40%	40%	80	56	43%	—	1	*	*
Toviaz	70	62	13%	8%	21	20	9%	49	43	14%	8%
Viagra IH(d)	—	255	*	*	—	248	*	—	8	*	*
All other Internal Medicine	79	84	(6%)	(9%)	28	44	(36%)	51	40	27%	20%
Vaccines	$1,400	$1,270	10%	8%	$702	$670	5%	$698	$600	16%	12%
Prevnar 13/Prevenar 13	1,250	1,154	8%	7%	682	645	6%	568	510	11%	8%
FSME/IMMUN-Tico Vac	73	50	46%	32%	—	—	—	73	50	46%	32%
All other Vaccines	77	66	17%	10%	21	25	(18%)	56	41	39%	28%
Oncology	$1,822	$1,589	15%	12%	$1,176	$1,120	5%	$646	$468	38%	30%
Ibrance	1,027	853	20%	19%	744	727	2%	283	126	*	*
Sutent	275	279	(1%)	(5%)	94	106	(11%)	181	173	5%	(1%)
Xtandi alliance revenues	171	141	21%	21%	171	141	21%	—	—	—	—
Xalkori	137	155	(11%)	(15%)	42	63	(34%)	96	91	5%	(2%)
Inlyta	81	88	(7%)	(10%)	33	34	(3%)	48	54	(10%)	(14%)
Bosulif	77	59	32%	29%	52	39	33%	25	19	29%	19%
All other Oncology	53	14	*	*	39	9	*	13	5	*	*
Inflammation & Immunology (I&I)	$1,064	$992	7%	4%	$421	$318	33%	$643	$674	(5%)	(9%)
Enbrel (Outside the U.S. and Canada)	551	617	(11%)	(15%)	—	—	—	551	617	(11%)	(15%)
Xeljanz	463	336	38%	37%	379	290	31%	84	47	79%	77%
Eucrisa	39	9	*	*	39	9	*	—	—	—	—
All other I&I	11	31	(63%)	(63%)	3	20	(82%)	8	11	(29%)	(29%)
Rare Disease	$571	$562	2%	(3%)	$154	$168	(8%)	$418	$394	6%	(1%)
BeneFIX	141	153	(8%)	(11%)	58	69	(16%)	83	84	(1%)	(7%)
Genotropin	140	135	4%	(1%)	29	26	12%	111	109	2%	(4%)
Refacto AF/Xyntha	141	139	1%	(4%)	24	31	(24%)	117	108	8%	2%
Somavert	68	61	11%	5%	27	23	14%	41	38	9%	(1%)
All other Rare Disease	81	74	9%	5%	16	18	(14%)	66	56	17%	12%
Consumer Healthcare	$886	$846	5%	2%	$434	$430	1%	$452	$416	9%	2%
PFIZER ESSENTIAL HEALTH (EH)(e)	$5,193	$5,226	(1%)	(4%)	$1,649	$1,908	(14%)	$3,545	$3,318	7%	1%
Legacy Established Products (LEP)(f)	$2,695	$2,707	—	(4%)	$694	$868	(20%)	$2,001	$1,840	9%	3%
Lipitor	521	445	17%	10%	32	35	(8%)	489	410	19%	11%
Norvasc	271	231	18%	11%	9	9	(4%)	262	221	19%	12%
Premarin family	210	245	(14%)	(14%)	197	232	(15%)	13	13	(4%)	(7%)
Zithromax	72	62	18%	10%	2	1	*	70	61	15%	8%
Xalatan/Xalacom	85	81	4%	—	5	5	(3%)	80	77	5%	—
Zoloft	77	69	12%	8%	13	10	30%	64	59	9%	5%
Effexor	79	73	8%	4%	18	21	(12%)	61	52	16%	10%
EpiPen	95	90	6%	5%	75	72	3%	20	17	19%	13%
Xanax	56	52	8%	3%	11	12	(10%)	45	40	14%	7%
Sildenafil Citrate	8	—	*	*	8	—	*	—	—	—	—
All other LEP	1,220	1,360	(10%)	(13%)	323	471	(31%)	897	890	1%	(3%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$1,329	$1,444	(8%)	(11%)	$627	$793	(21%)	$702	$651	8%	2%
Sulperazon	150	110	37%	27%	—	—	—	150	110	37%	27%
Medrol	104	123	(16%)	(18%)	61	81	(24%)	42	42	(1%)	(6%)
Fragmin	74	71	5%	(3%)	4	5	(19%)	71	66	7%	(1%)
Tygacil	63	57	10%	4%	7	9	(28%)	56	48	18%	10%
Zosyn/Tazocin	58	40	44%	44%	39	37	6%	20	4	*	*
Precedex	64	67	(5%)	(7%)	38	43	(12%)	26	25	6%	2%
All other SIP	815	975	(16%)	(18%)	479	619	(23%)	337	356	(5%)	(10%)
Peri-LOE Products(h)	$773	$782	(1%)	(5%)	$145	$92	58%	$628	$690	(9%)	(13%)
Viagra EH(d)	185	93	98%	93%	75	—	*	109	93	17%	12%
Celebrex	161	178	(9%)	(13%)	18	25	(28%)	143	153	(6%)	(11%)
Vfend	110	101	8%	4%	2	3	(19%)	108	99	9%	4%
Lyrica EH(c)	88	154	(42%)	(47%)	—	—	—	88	154	(42%)	(47%)
Zyvox	66	75	(13%)	(17%)	(3)	9	*	69	66	5%	—
Revatio	54	67	(20%)	(22%)	29	32	(7%)	24	35	(31%)	(36%)
Pristiq	51	46	10%	8%	15	5	*	36	41	(12%)	(14%)
All other Peri-LOE Products	59	68	(13%)	(16%)	8	18	(56%)	51	50	1%	(3%)
Biosimilars(i)	$188	$121	55%	44%	$63	$23	*	$124	$98	27%	14%
Inflectra/Remsima	158	94	68%	58%	63	23	*	95	71	34%	21%
All other Biosimilars	29	27	8%	(4%)	—	—	—	29	27	8%	(4%)
Pfizer CentreOne(j)	$209	$171	22%	20%	$120	$132	(9%)	$89	$39	*	*
Hospira Infusion Systems (HIS)(k)	$—	$—	—	—	$—	$—	—	$—	$—	—	—
Total Lyrica(c)	$1,223	$1,254	(3%)	(4%)	$861	$835	3%	$362	$420	(14%)	(18%)
Total Viagra(d)	$185	$349	(47%)	(48%)	$75	$248	(70%)	$109	$101	8%	3%
Total Alliance revenues	$987	$715	38%	34%	$656	$506	30%	$331	$209	58%	46%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2018 and 2017 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2018	2017	% Change		2018	2017	% Change		2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,334	$2,124	10%	(2%)	$1,694	$1,611	5%	1%	$3,214	$2,815	14%	12%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,521	$1,307	16%	4%	$941	$844	11%	7%	$1,235	$1,082	14%	14%
Internal Medicine	$291	$181	61%	45%	$376	$354	6%	2%	$173	$145	19%	16%
Lyrica IH(c)	—	—	—	—	222	209	6%	2%	51	57	(10%)	(11%)
Eliquis alliance revenues and direct sales	247	143	73%	56%	87	68	28%	23%	73	47	55%	52%
Chantix/Champix	20	18	11%	(1%)	30	36	(16%)	(20%)	10	10	3%	4%
BMP2	—	1	*	*	—	—	—	—	—	—	—	—
Toviaz	18	16	12%	—	28	24	14%	10%	3	2	35%	39%
Viagra IH(d)	—	—	—	—	—	8	*	*	—	—	—	—
All other Internal Medicine	6	2	*	*	10	9	5%	3%	36	29	23%	16%
Vaccines	$239	$205	17%	5%	$109	$99	10%	6%	$350	$296	18%	18%
Prevnar 13/Prevenar 13	141	138	2%	(8%)	107	96	11%	7%	320	276	16%	17%
FSME/IMMUN-Tico Vac	59	40	49%	36%	—	—	—	—	14	10	36%	19%
All other Vaccines	39	28	41%	25%	2	2	(26%)	(28%)	16	10	50%	49%
Oncology	$325	$238	36%	22%	$141	$83	69%	63%	$181	$147	23%	26%
Ibrance	173	86	*	79%	58	7	*	*	52	33	58%	77%
Sutent	81	78	4%	(8%)	32	30	5%	1%	69	65	6%	5%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	40	44	(10%)	(20%)	15	14	8%	3%	41	33	25%	20%
Inlyta	13	18	(30%)	(37%)	21	22	(4%)	(8%)	15	14	6%	7%
Bosulif	13	11	17%	5%	11	8	38%	33%	2	1	77%	68%
All other Oncology	6	1	*	*	4	2	*	*	3	1	*	*
Inflammation & Immunology (I&I)	$314	$353	(11%)	(21%)	$136	$136	—	(3%)	$193	$186	4%	9%
Enbrel (Outside the U.S. and Canada)	293	350	(16%)	(25%)	92	99	(7%)	(10%)	166	168	(1%)	3%
Xeljanz	26	6	*	*	31	23	36%	32%	26	17	52%	64%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(5)	(3)	83%	63%	13	14	(8%)	(11%)	—	—	—	—
Rare Disease	$219	$219	—	(11%)	$100	$97	4%	—	$98	$78	25%	28%
BeneFIX	43	47	(8%)	(18%)	22	24	(10%)	(13%)	18	13	41%	44%
Genotropin	45	43	5%	(6%)	43	41	6%	2%	23	25	(10%)	(9%)
Refacto AF/Xyntha	66	73	(9%)	(19%)	13	14	(4%)	(7%)	37	21	75%	76%
Somavert	33	30	9%	(3%)	5	5	9%	4%	3	3	7%	7%
All other Rare Disease	32	27	19%	6%	17	13	25%	21%	17	16	7%	13%
Consumer Healthcare	$133	$110	21%	7%	$79	$76	4%	—	$241	$230	5%	1%
PFIZER ESSENTIAL HEALTH (EH)(e)	$813	$817	(1%)	(11%)	$754	$767	(2%)	(5%)	$1,978	$1,733	14%	10%
Legacy Established Products (LEP)(f)	$384	$345	11%	—	$475	$478	(1%)	(4%)	$1,142	$1,017	12%	8%
Lipitor	46	43	7%	(4%)	54	56	(4%)	(8%)	389	311	25%	17%
Norvasc	17	15	15%	2%	49	53	(7%)	(11%)	196	153	28%	21%
Premarin family	1	1	—	(10%)	5	6	(17%)	(20%)	7	6	9%	6%
Zithromax	11	9	24%	10%	9	11	(13%)	(17%)	50	41	21%	14%
Xalatan/Xalacom	17	15	11%	(1%)	33	36	(8%)	(12%)	30	25	19%	18%
Zoloft	10	8	27%	15%	16	18	(9%)	(12%)	37	33	14%	12%
Effexor	15	14	10%	(1%)	25	18	37%	32%	20	20	1%	(1%)
EpiPen	—	—	—	—	20	17	19%	13%	—	—	—	—
Xanax	22	16	31%	16%	4	4	(2%)	(6%)	19	19	3%	1%
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	246	224	10%	(2%)	258	257	—	(4%)	394	409	(4%)	(3%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$157	$154	2%	(9%)	$119	$120	(1%)	(5%)	$426	$376	13%	8%
Sulperazon	—	—	—	—	3	3	(12%)	(15%)	148	107	39%	28%
Medrol	13	13	(1%)	(11%)	6	6	(3%)	(7%)	24	24	—	(3%)
Fragmin	38	35	8%	(2%)	18	18	5%	—	14	13	5%	(3%)
Tygacil	19	20	(5%)	(15%)	2	2	1%	(4%)	36	27	35%	29%
Zosyn/Tazocin	2	—	*	*	1	—	*	*	17	4	*	*
Precedex	—	—	—	—	15	13	19%	15%	11	12	(8%)	(11%)
All other SIP	86	87	(1%)	(11%)	74	79	(6%)	(10%)	177	190	(7%)	(9%)
Peri-LOE Products(h)	$132	$204	(35%)	(42%)	$151	$163	(7%)	(11%)	$345	$324	7%	3%
Viagra EH(d)	10	11	(6%)	(16%)	18	9	*	95%	81	74	10%	6%
Celebrex	7	7	5%	(6%)	58	67	(12%)	(16%)	77	79	(2%)	(7%)
Vfend	10	14	(31%)	(39%)	21	28	(24%)	(27%)	77	57	35%	30%
Lyrica EH(c)	65	125	(48%)	(54%)	—	—	—	—	24	29	(18%)	(17%)
Zyvox	5	8	(41%)	(47%)	15	17	(11%)	(14%)	49	41	20%	16%
Revatio	9	18	(48%)	(54%)	9	8	11%	6%	6	9	(33%)	(37%)
Pristiq	8	7	23%	9%	11	16	(33%)	(36%)	16	18	(6%)	(3%)
All other Peri-LOE Products	18	14	25%	12%	19	18	4%	—	15	18	(20%)	(17%)
Biosimilars(i)	$104	$86	21%	8%	$6	$2	*	*	$14	$10	44%	35%
Inflectra/Remsima	80	64	25%	12%	6	2	*	*	9	5	91%	81%
All other Biosimilars	24	22	11%	(2%)	—	—	11%	9%	5	5	(3%)	(12%)
Pfizer CentreOne(j)	$35	$29	22%	18%	$3	$4	(25%)	(24%)	$51	$7	*	*
Hospira Infusion Systems (HIS)(k)	$—	$—	—	—	$—	$—	—	—	$—	$—	—	—
Total Lyrica(c)	$65	$125	(48%)	(54%)	$222	$209	6%	2%	$75	$86	(13%)	(13%)
Total Viagra(d)	$10	$11	(6%)	(16%)	$18	$16	9%	4%	$81	$74	10%	6%
Total Alliance revenues	$237	$136	75%	58%	$94	$73	28%	23%	$—	$—	—	—

PFIZER INC. - REVENUES
SIX MONTHS 2018 and 2017 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2018	2017	% Change		2018	2017	% Change	2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$26,373	$25,675	3%	—	$12,500	$12,982	(4%)	$13,873	$12,693	9%	3%
PFIZER INNOVATIVE HEALTH (IH)(b)	$16,102	$15,086	7%	4%	$9,121	$8,930	2%	$6,982	$6,155	13%	7%
Internal Medicine	$4,876	$4,789	2%	—	$3,330	$3,502	(5%)	$1,546	$1,288	20%	13%
Lyrica IH(c)	2,266	2,231	2%	1%	1,768	1,726	2%	498	506	(2%)	(5%)
Eliquis alliance revenues and direct sales	1,654	1,169	41%	36%	916	689	33%	737	481	53%	41%
Chantix/Champix	528	487	9%	7%	405	362	12%	124	125	(1%)	(6%)
BMP2	153	119	28%	28%	153	118	30%	—	1	*	*
Toviaz	130	125	4%	(1%)	40	44	(10%)	91	81	11%	4%
Viagra IH(d)	—	505	*	*	—	489	*	—	15	*	*
All other Internal Medicine	145	153	(5%)	(8%)	48	74	(35%)	97	79	22%	16%
Vaccines	$2,863	$2,735	5%	2%	$1,540	$1,621	(5%)	$1,324	$1,115	19%	13%
Prevnar 13/Prevenar 13	2,631	2,547	3%	2%	1,508	1,583	(5%)	1,123	964	17%	12%
FSME/IMMUN-Tico Vac	105	76	38%	24%	—	—	—	105	76	38%	24%
All other Vaccines	127	112	13%	6%	32	37	(14%)	95	75	27%	17%
Oncology	$3,519	$2,935	20%	17%	$2,309	$2,073	11%	$1,210	$863	40%	31%
Ibrance	1,960	1,532	28%	26%	1,470	1,335	10%	489	197	*	*
Sutent	537	529	2%	(3%)	181	191	(5%)	356	338	5%	(2%)
Xtandi alliance revenues	330	272	21%	21%	330	272	21%	—	—	—	—
Xalkori	290	296	(2%)	(7%)	84	121	(30%)	206	176	17%	9%
Inlyta	155	172	(10%)	(13%)	61	65	(6%)	94	108	(13%)	(17%)
Bosulif	138	106	31%	27%	93	72	30%	45	34	32%	22%
All other Oncology	109	28	*	*	89	18	*	20	10	*	92%
Inflammation & Immunology (I&I)	$1,933	$1,863	4%	—	$705	$552	28%	$1,228	$1,311	(6%)	(12%)
Enbrel (Outside the U.S. and Canada)	1,057	1,205	(12%)	(18%)	—	—	—	1,057	1,205	(12%)	(18%)
Xeljanz	788	587	34%	34%	632	502	26%	156	85	84%	79%
Eucrisa	65	17	*	*	65	17	*	—	—	—	—
All other I&I	22	54	(59%)	(58%)	8	33	(76%)	15	22	(33%)	(32%)
Rare Disease	$1,120	$1,069	5%	—	$325	$294	11%	$795	$775	3%	(5%)
BeneFIX	288	302	(5%)	(8%)	126	127	(1%)	162	175	(7%)	(14%)
Genotropin	272	238	14%	9%	61	30	*	212	208	2%	(4%)
Refacto AF/Xyntha	271	269	1%	(5%)	54	58	(6%)	217	212	3%	(5%)
Somavert	131	117	11%	5%	51	43	17%	80	74	8%	(3%)
All other Rare Disease	157	141	11%	6%	34	35	(4%)	124	106	16%	10%
Consumer Healthcare	$1,791	$1,694	6%	3%	$912	$890	3%	$879	$804	9%	3%
PFIZER ESSENTIAL HEALTH (EH)(e)	$10,271	$10,590	(3%)	(7%)	$3,379	$4,052	(17%)	$6,891	$6,537	5%	(1%)
Legacy Established Products (LEP)(f)	$5,331	$5,313	—	(4%)	$1,434	$1,714	(16%)	$3,897	$3,599	8%	2%
Lipitor	1,032	849	22%	14%	61	65	(7%)	971	784	24%	16%
Norvasc	526	458	15%	8%	18	19	(4%)	507	439	15%	9%
Premarin family	401	473	(15%)	(15%)	378	446	(15%)	24	27	(12%)	(16%)
Zithromax	162	140	16%	8%	3	2	67%	159	138	15%	8%
Xalatan/Xalacom	157	158	(1%)	(6%)	9	10	(5%)	147	149	(1%)	(6%)
Zoloft	151	137	10%	7%	29	23	23%	122	114	8%	3%
Effexor	150	139	8%	3%	36	39	(7%)	114	100	14%	7%
EpiPen	148	171	(14%)	(14%)	120	142	(16%)	28	29	(4%)	(8%)
Xanax	111	107	4%	(2%)	22	25	(12%)	89	82	9%	1%
Sildenafil Citrate	71	—	*	*	71	—	*	—	—	—	—
All other LEP	2,424	2,681	(10%)	(13%)	689	944	(27%)	1,735	1,737	—	(5%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$2,688	$2,996	(10%)	(13%)	$1,297	$1,718	(25%)	$1,391	$1,278	9%	2%
Sulperazon	319	232	37%	28%	—	—	—	319	232	37%	28%
Medrol	223	243	(8%)	(10%)	145	162	(11%)	79	81	(3%)	(9%)
Fragmin	145	142	2%	(6%)	8	9	(10%)	137	133	3%	(6%)
Tygacil	126	131	(4%)	(10%)	13	30	(56%)	112	101	11%	3%
Zosyn/Tazocin	119	78	53%	52%	82	71	15%	38	7	*	*
Precedex	119	132	(10%)	(11%)	65	81	(20%)	54	51	6%	2%
All other SIP	1,638	2,038	(20%)	(21%)	985	1,365	(28%)	653	673	(3%)	(8%)
Peri-LOE Products(h)	$1,509	$1,604	(6%)	(10%)	$314	$246	28%	$1,195	$1,358	(12%)	(17%)
Viagra EH(d)	372	183	*	98%	164	—	*	208	183	14%	8%
Celebrex	306	353	(13%)	(17%)	34	56	(39%)	272	297	(8%)	(13%)
Vfend	207	208	—	(5%)	4	7	(44%)	203	201	1%	(3%)
Lyrica EH(c)	170	294	(42%)	(47%)	—	—	—	170	294	(42%)	(47%)
Zyvox	134	152	(12%)	(16%)	2	19	(87%)	131	133	(1%)	(6%)
Revatio	109	131	(17%)	(19%)	63	60	4%	47	71	(34%)	(39%)
Pristiq	104	161	(36%)	(37%)	36	79	(54%)	67	82	(18%)	(21%)
All other Peri-LOE Products	107	121	(11%)	(15%)	11	25	(55%)	96	96	—	(5%)
Biosimilars(i)	$361	$226	60%	48%	$118	$40	*	$243	$186	31%	17%
Inflectra/Remsima	303	172	76%	65%	118	40	*	185	132	41%	26%
All other Biosimilars	58	54	8%	(5%)	—	—	—	58	54	8%	(5%)
Pfizer CentreOne(j)	$381	$353	8%	6%	$216	$269	(20%)	$165	$84	96%	88%
Hospira Infusion Systems (HIS)(k)	$—	$97	*	*	$—	$64	*	$—	$33	*	*
Total Lyrica(c)	$2,436	$2,526	(4%)	(5%)	$1,768	$1,726	2%	$668	$800	(16%)	(20%)
Total Viagra(d)	$372	$687	(46%)	(47%)	$164	$489	(67%)	$208	$198	5%	—
Total Alliance revenues	$1,842	$1,370	34%	31%	$1,259	$980	28%	$584	$391	49%	37%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2018 and 2017 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2018	2017	% Change		2018	2017	% Change		2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,426	$4,145	7%	(5%)	$3,155	$3,165	—	(4%)	$6,292	$5,382	17%	13%
PFIZER INNOVATIVE HEALTH (IH)(b)	$2,835	$2,497	14%	1%	$1,753	$1,644	7%	2%	$2,394	$2,015	19%	17%
Internal Medicine	$522	$339	54%	38%	$671	$673	—	(4%)	$353	$275	28%	24%
Lyrica IH(c)	—	—	—	—	391	397	(2%)	(5%)	107	108	(1%)	(3%)
Eliquis alliance revenues and direct sales	438	267	64%	47%	154	129	19%	15%	145	84	71%	64%
Chantix/Champix	42	37	12%	—	58	68	(15%)	(19%)	24	19	28%	27%
BMP2	—	1	*	*	—	—	—	—	—	—	—	—
Toviaz	35	31	15%	2%	50	46	8%	4%	6	5	18%	18%
Viagra IH(d)	—	—	—	—	—	15	*	*	—	—	—	—
All other Internal Medicine	7	3	*	*	18	17	7%	3%	71	58	22%	15%
Vaccines	$437	$396	10%	(2%)	$215	$206	4%	—	$672	$512	31%	30%
Prevnar 13/Prevenar 13	282	276	2%	(9%)	210	202	4%	(1%)	631	485	30%	29%
FSME/IMMUN-Tico Vac	88	63	39%	25%	—	—	—	—	17	13	36%	18%
All other Vaccines	66	56	18%	5%	5	4	26%	21%	24	15	64%	62%
Oncology	$593	$425	39%	24%	$251	$159	57%	51%	$367	$278	32%	32%
Ibrance	289	130	*	98%	99	12	*	*	101	55	82%	96%
Sutent	161	153	5%	(7%)	59	59	(1%)	(5%)	136	126	8%	6%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	86	84	2%	(10%)	30	27	11%	6%	91	65	40%	34%
Inlyta	26	37	(30%)	(38%)	39	44	(11%)	(14%)	30	28	8%	7%
Bosulif	23	18	26%	12%	18	14	30%	25%	4	2	*	*
All other Oncology	9	3	*	*	6	4	43%	38%	6	3	90%	80%
Inflammation & Immunology (I&I)	$619	$704	(12%)	(22%)	$265	$264	1%	(3%)	$343	$344	—	2%
Enbrel (Outside Canada)	583	698	(16%)	(26%)	181	194	(6%)	(10%)	293	313	(6%)	(5%)
Xeljanz	45	11	*	*	60	43	40%	35%	51	31	65%	74%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(9)	(5)	91%	69%	24	27	(10%)	(13%)	—	—	—	—
Rare Disease	$427	$428	—	(11%)	$187	$191	(2%)	(6%)	$181	$156	16%	16%
BeneFIX	84	95	(12%)	(22%)	43	52	(16%)	(20%)	35	28	25%	26%
Genotropin	88	83	7%	(5%)	78	78	—	(4%)	45	47	(4%)	(5%)
Refacto AF/Xyntha	130	141	(7%)	(18%)	27	27	1%	(3%)	60	44	35%	34%
Somavert	64	59	8%	(4%)	9	8	10%	6%	7	7	3%	1%
All other Rare Disease	60	50	21%	7%	29	26	10%	6%	35	30	14%	16%
Consumer Healthcare	$238	$205	16%	3%	$164	$150	9%	5%	$477	$449	6%	2%
PFIZER ESSENTIAL HEALTH (EH)(e)	$1,591	$1,648	(4%)	(14%)	$1,402	$1,522	(8%)	(12%)	$3,898	$3,367	16%	11%
Legacy Established Products (LEP)(f)	$755	$717	5%	(6%)	$875	$930	(6%)	(10%)	$2,266	$1,952	16%	12%
Lipitor	90	85	6%	(6%)	100	109	(8%)	(14%)	781	590	32%	24%
Norvasc	34	32	8%	(4%)	93	104	(11%)	(15%)	380	304	25%	18%
Premarin family	1	1	(20%)	(28%)	11	13	(14%)	(18%)	12	13	(9%)	(12%)
Zithromax	27	24	11%	(2%)	19	24	(21%)	(24%)	113	90	26%	19%
Xalatan/Xalacom	32	30	5%	(7%)	63	70	(10%)	(14%)	53	48	10%	6%
Zoloft	20	16	20%	7%	30	35	(14%)	(17%)	72	62	17%	13%
Effexor	30	29	3%	(8%)	45	33	34%	29%	40	39	3%	—
EpiPen	—	—	—	—	28	29	(4%)	(8%)	—	—	—	—
Xanax	44	39	14%	1%	8	9	(5%)	(9%)	37	35	6%	2%
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	479	462	4%	(8%)	478	504	(5%)	(9%)	778	772	1%	—
Sterile Injectable Pharmaceuticals (SIP)(g)	$314	$303	4%	(7%)	$222	$251	(12%)	(15%)	$855	$724	18%	12%
Sulperazon	—	—	—	—	5	6	(15%)	(18%)	314	226	39%	29%
Medrol	24	24	—	(11%)	11	12	(8%)	(12%)	43	45	(3%)	(7%)
Fragmin	75	71	6%	(4%)	37	37	(1%)	(6%)	26	26	(1%)	(9%)
Tygacil	38	37	5%	(7%)	3	3	(3%)	(9%)	71	61	16%	11%
Zosyn/Tazocin	3	—	*	*	2	—	*	*	33	7	*	*
Precedex	—	—	—	—	32	28	11%	7%	22	22	—	(3%)
All other SIP	173	171	1%	(10%)	133	165	(19%)	(22%)	347	338	3%	—
Peri-LOE Products(h)	$259	$406	(36%)	(43%)	$290	$315	(8%)	(12%)	$646	$636	2%	(2%)
Viagra EH(d)	19	22	(13%)	(22%)	34	18	89%	81%	155	143	8%	4%
Celebrex	14	14	(1%)	(12%)	119	130	(9%)	(13%)	140	153	(9%)	(13%)
Vfend	20	32	(38%)	(45%)	41	53	(23%)	(26%)	143	116	23%	18%
Lyrica EH(c)	128	242	(47%)	(53%)	—	—	—	—	42	52	(20%)	(22%)
Zyvox	10	17	(40%)	(47%)	27	33	(18%)	(21%)	94	83	13%	8%
Revatio	19	39	(50%)	(56%)	15	15	—	(4%)	12	17	(28%)	(33%)
Pristiq	15	12	25%	10%	22	33	(34%)	(36%)	30	37	(19%)	(18%)
All other Peri-LOE Products	33	28	18%	5%	32	33	(3%)	(7%)	31	35	(12%)	(11%)
Biosimilars(i)	$203	$161	26%	12%	$10	$5	88%	80%	$30	$19	57%	45%
Inflectra/Remsima	155	118	32%	17%	9	5	*	94%	20	9	*	*
All other Biosimilars	48	43	11%	(2%)	1	1	2%	(1%)	9	10	(5%)	(14%)
Pfizer CentreOne(j)	$59	$60	(1%)	(4%)	$5	$8	(31%)	(31%)	$100	$17	*	*
Hospira Infusion Systems (HIS)(k)	$—	$1	*	*	$—	$12	*	*	$—	$19	*	*
Total Lyrica(c)	$128	$242	(47%)	(53%)	$391	$397	(2%)	(5%)	$149	$161	(7%)	(9%)
Total Viagra(d)	$19	$22	(13%)	(22%)	$34	$33	2%	(3%)	$155	$143	8%	4%
Total Alliance revenues	$416	$252	65%	48%	$167	$139	20%	15%	$—	$(1)	*	*
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on pages 36 and 38.

(b)	The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare.
(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra lost exclusivity in the U.S. in December 2017. Beginning in 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, are reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, beginning in 2018, total Viagra revenues are reported in EH. Total Viagra revenues in 2017 represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and Hospira Infusion Systems (HIS) (through February 2, 2017). On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Operating results for EH for the first six months of 2018 do not reflect any contribution from HIS global operations.

(f)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(g)
Sterile Injectable Pharmaceuticals includes branded and generic injectables (excluding Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(h)
Peri-LOE Products includes products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra; and beginning in 2018, Viagra revenues for all countries (and Viagra revenues for all countries other than the U.S. and Canada in 2017, see note (d) above).

(i)
Biosimilars includes Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(j)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(k)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of July 31, 2018. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our plans to organize our commercial operations into three businesses effective at the beginning of the company's 2019 fiscal year, our acquisitions and other business development activities, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; uncertainties regarding our ability to address the comments received by us from regulatory authorities such as the U.S. Food and Drug Administration (FDA) and the European Medicines Agency with respect to certain of our drug applications to the satisfaction of those authorities; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with preliminary, early stage or interim data, including the risk that final results of studies for which preliminary, early stage or interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the preliminary, early stage or interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all or to realize the anticipated benefits of such transactions;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, debarment, injunctions or voluntary recall of a product;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the recently passed Tax Cuts and Jobs Act;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, including our plans to organize our commercial operations into three businesses effective at the beginning of the company’s 2019 fiscal year, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs due to organizational disruption;

▪	the impact of product recalls, withdrawals and other unusual items;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca’s small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for Xtandi; significant transaction costs; and unknown liabilities; and

▪
risks and uncertainties related to our evaluation of strategic alternatives for our Consumer Healthcare business, including, among other things, the ability to realize the anticipated benefits of any strategic alternatives we may pursue for our Consumer Healthcare business, the potential for disruption to our business and diversion of management’s attention from other aspects of our business, the possibility that such strategic alternatives will not be completed on terms that are advantageous to Pfizer, the possibility that we may be unable to realize a higher value for Pfizer Consumer Healthcare through strategic alternatives, and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.